                                                                      Exhibit 16


August 6, 2003


Office of the Chief Accountant-
SECPS Letter File/Mail Stop 1103
Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Dear Sir:

This is to confirm that on August 5, 2003, Baum & Company, PA has resigned as the auditor of Callisto Pharmaceuticals, Inc. (formerly Webtronics, Inc.) (Commission File No. 333-63474).

Baum and Company, PA's report on the financial statements of Callisto Pharmaceuticals, Inc. (formerly Webtronics, Inc.) during the two fiscal years ended December 31, 2002 amd 2001, and subsequent interim period, contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles

During the two fiscal years ended December 31, 2002 and 2001, and the subsequent interim period preceding the determination to resign as principal accountant, there were no disagreements (either material or immaterial) with Callisto Pharmaceuticals, Inc. (formerly Webtronics, Inc,.) on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Baum and Company, would have caused it to make a reference to the subject matter of the disagreements in connection with its report

None of the "reportable events" described in Item 304 (a)(1)(v) of Regulation S-K occurred with respect to Callisto Pharmaceuticals, Inc. (formerly Webtronics, Inc.) within the two fiscal years ended December 31, 2002 and 2001 and the subsequent interim period to the date of our resignation.


Very truly yours,


Joel S. Baum CPA
BAUM AND COMPANY, PA


CC:      Mr. Jeffrey J. Fessler, ESQ.